UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.              )

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☐	Soliciting Material Pursuant to §240.14a-12

NCI, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NCI, Inc.

11730 Plaza America Drive, Suite 700

Reston, Virginia 20190

April 28, 2008

Dear Fellow Stockholder:

You are invited to attend the NCI, Inc. Annual Meeting of Stockholders to be held on Wednesday, June 11, 2008 at 10:00 a.m., local time, at the Sheraton Reston Hotel, 11810 Sunrise Valley Drive, Reston, Virginia 20191.

We have provided details of the business to be conducted at the meeting in the accompanying Notice of Annual Meeting of Stockholders, proxy statement and form of proxy. We encourage you to read these materials so that you may be informed about the business to come before the meeting.

Your participation is important, regardless of the number of shares you own. In order for us to have an efficient meeting, please sign, date and return the enclosed proxy card promptly in the accompanying reply envelope. You can find additional information concerning our voting procedures in the accompanying materials.

We look forward to seeing you at the meeting.

Sincerely,

Charles K. Narang
Chairman and Chief Executive Officer

[LOGO]

NCI, INC.

11730 Plaza America Drive, Suite 700

Reston, Virginia 20190

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 11, 2008

You are invited to attend the NCI, Inc. Annual Meeting of Stockholders to be held on Wednesday, June 11, 2008 at 10:00 a.m., local time, at the Sheraton Reston Hotel, 11810 Sunrise Valley Drive, Reston, Virginia 20191.

The matters proposed for consideration at the meeting are:

1.	The election of nine (9) persons as directors of the Company, each to serve for a term of one (1) year, or until their respective successors shall have been duly elected and qualified;

2.	The ratification of the appointment of Ernst & Young LLP as NCI, Inc.’s independent registered public accounting firm for the current year; and

3.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Our Board of Directors has set April 21, 2008 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. A complete list of stockholders eligible to vote at the Annual Meeting will be made available for examination by our stockholders, for any purpose germane to the Annual Meeting, during the ten (10) days prior to the Annual Meeting, during ordinary business hours, at the principal executive office of the Company at the address indicated above. We will also produce the stockholder list at the Annual Meeting, and you may inspect it at any time during the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, your vote is important. To assure your representation at the Annual Meeting, please sign and date the enclosed proxy card and return it promptly in the accompanying reply envelope, which requires no additional postage. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares are voted.

The accompanying proxy statement and form of proxy are first being sent or given to our stockholders on or about April 28, 2008.

By Order of the Board of Directors,

Michele R. Cappello
General Counsel and Corporate Secretary

Reston, Virginia

April 28, 2008

IT IS IMPORTANT THAT YOU COMPLETE AND RETURN

THE ENCLOSED PROXY CARD PROMPTLY

NCI, INC.

11730 Plaza America Drive, Suite 700

Reston, Virginia 20190

PROXY STATEMENT FOR

2008 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of NCI, Inc. (the Board) solicits the accompanying proxy to be voted at the 2008 Annual Meeting of Stockholders (the Annual Meeting) to be held on Wednesday, June 11, 2008, at 10 a.m. (EDT), at the Sheraton Reston Hotel, 11810 Sunrise Valley Drive, Reston, Virginia 20191, and at any adjournments or postponements thereof. In this proxy statement, unless the context requires otherwise, when we refer to “we,” “us,” “our,” “the Company” or “NCI,” we are describing NCI, Inc.

This proxy statement, the accompanying Notice of Annual Meeting of Stockholders and the enclosed proxy card are first being sent or given to our stockholders on or about April 28, 2008.

PURPOSES OF THE MEETING

At the Annual Meeting, we will ask you to consider and act upon the following matters:

1.	The election of nine (9) persons as directors of the Company, each to serve for a term of one (1) year, or until their respective successors shall have been duly elected and qualified;

2.	The ratification of the appointment of Ernst & Young LLP as NCI, Inc.’s independent registered public accounting firm for the current year; and

3.	The transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

GENERAL INFORMATION

Record Date and Shareholders Entitled to Vote

Record Date.    Our Board has fixed the close of business on April 21, 2008 as the record date (the Record Date) for purposes of determining stockholders entitled to receive notice of and to vote at the Annual Meeting. Only stockholders of record as of the Record Date will be entitled to vote at the Annual Meeting.

Our Common Stock.    We have two classes of outstanding stock: our Class A Common Stock and our Class B Common Stock. As of April 21, 2008, a total of 13,353,416 shares were outstanding: 8,153,416 shares of Class A Common Stock and 5,200,000 shares of Class B Common Stock. Holders of Class A Common Stock are entitled to one (1) vote for each share of Class A Common Stock they hold on the Record Date. Holders of Class B Common Stock are entitled to ten (10) votes for each share of Class B Common Stock they hold on the Record Date.

Stockholder List.    We will make a complete list of stockholders eligible to vote at the Annual Meeting available for examination during the ten (10) days prior to the Annual Meeting. During such time, you may visit us at our principal executive office at the address indicated above during ordinary business hours to examine the stockholder list for any purpose germane to the Annual Meeting.

Voting Requirements and Other Matters

Quorum.    The holders of a majority in voting power of the common stock entitled to vote at the Annual Meeting must be present, either in person or by proxy, to constitute a quorum for the transaction of business at the Annual Meeting. In accordance with Delaware law, we will count abstentions and broker non-votes for the purpose of establishing a quorum.

Broker Non-Votes.    A broker non-vote occurs when a stockholder that owns shares in “street name” through a nominee (usually a bank or a broker) fails to provide the nominee with voting instructions, and the nominee does not have discretionary authority to vote the shares with respect to the matter to be voted on, or when the nominee otherwise fails to vote the shares.

How to Vote Your Shares.    Your shares cannot be voted at the Annual Meeting unless you are present either in person or by proxy. If you vote by mail and return a complete, signed and dated proxy card, your shares will be voted in accordance with your instructions. You may specify your choices by marking the appropriate box and following the other instructions on the proxy card. With respect to the election of directors, you may (i) vote “For” all of the nominees, or (ii) “Withhold Authority” with respect to some or all of nominees. On all other matters, you may (i) vote “For” a proposal, (ii) vote “Against” a proposal, or (iii) “Abstain” from voting on a proposal. If you vote by mail and you return a proxy card that is not signed, then your vote cannot be counted. If the returned proxy card is signed and dated, but you do not specify voting instructions, your shares will be voted “For” each proposal, in accordance with the Board’s recommendations.

Vote Required—Election of Directors.    If a quorum is present, the nine (9) nominees for director who receive the most votes cast at the Annual Meeting, either in person or by proxy, will be elected. As a result, broker non-votes will not affect the outcome of the vote on this matter—they are treated as neither votes for nor votes against the election of directors.

Vote Required—Ratification of Independent Registered Public Accounting Firm.    If a quorum is present, the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2008 requires at least a majority of the votes cast at the Annual Meeting, either in person or by proxy. Abstentions will have the same effect as a vote against this proposal, because abstentions on this proposal, although treated as present and entitled to vote for purposes of determining the total pool of votable shares, do not contribute to the affirmative votes that are needed to approve the proposal. Broker non-votes, however, are excluded from the pool of votable shares, and because they will be treated as unvoted for purposes of this proposal, will have the effect of neither a vote for nor a vote against the ratification of Ernst & Young LLP to serve as our independent registered public accounting firm.

Other Business at the Meeting.    We are not aware of (and have not received any notice with respect to) any business to be transacted at the Annual Meeting other than as described in this proxy statement. If any other matters properly come before the Annual Meeting, Messrs. Charles K. Narang and Terry W. Glasgow, the named proxies, will vote the shares represented by proxies on such matters in accordance with their discretion and best judgment.

Ownership by Insiders.    As of April 21, 2008, our directors and executive officers beneficially owned an aggregate of 5,957,089 shares of Class A Common Stock and Class B Common Stock (such number includes shares of common stock that may be issued upon exercise of outstanding options that are currently exercisable or that may be exercised within 60 days after April 21, 2008), which constitutes approximately 44% of our outstanding common stock and 87% of the voting control of common stock entitled to vote at the Annual Meeting.

Tabulation of Votes.    Ms. Maureen Crystal, our Vice President of Investor Relations, has been appointed inspector of elections for the Annual Meeting. Ms. Crystal will separately tabulate the affirmative votes, negative votes, abstentions and broker non-votes with respect to each of the proposals.

Announcement of Voting Results.    We will announce preliminary voting results at the Annual Meeting. We will disclose the final results in the first quarterly report on Form 10-Q that we file with the Securities and Exchange Commission (SEC) after the Annual Meeting.

Revoking Your Proxy.    If you execute a proxy pursuant to this solicitation, you may revoke it at any time prior to its exercise by doing any one of the following:

•	delivering written notice to our Corporate Secretary, Ms. Michele R. Cappello, at our principal executive office;

•	executing and delivering a proxy bearing a later date to our Corporate Secretary at our principal executive office; or

•	voting in person at the Annual Meeting.

To be effective, our Corporate Secretary must actually receive your notice or later-dated proxy before the Annual Meeting, or the Inspector of Elections must receive it at the Annual Meeting prior to the vote. Please note, however, that your attendance at the Annual Meeting without further action on your part will not automatically revoke your proxy.

Solicitation.    The Board is making this solicitation of proxies on our behalf. In addition to the solicitation of proxies by use of the mail, our officers and employees may solicit the return of proxies by personal interview, telephone, email, or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts.

We will request that brokerage houses and other custodians, nominees, and fiduciaries forward our solicitation materials to beneficial owners of our common stock that is registered in their names. We will bear all costs associated with preparing, assembling, printing and mailing this proxy statement and the accompanying materials, the cost of forwarding our solicitation materials to the beneficial owners of our common stock, and all other costs of solicitation.

Householding of Proxy Materials.    Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or the Company’s annual report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you call or write the Company at the following address or phone number: NCI, Inc., 11730 Plaza America Drive, Suite 700, Reston, Virginia 20190, phone: (703) 707-6900, Attention: Ms. Maureen Crystal, Vice President of Investor Relations. If you want to receive separate copies of the Company’s annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the above address and phone number.

BENEFICIAL OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of April 21, 2008 by (i) each person or entity who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Class A Common Stock or Class B Common Stock, (ii) each director, (iii) each of the executive officers named in the Summary Compensation Table set forth under the caption “Executive Compensation” below, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his spouse) with respect to all shares of common stock listed as owned by such person or entity.

Unless otherwise indicated, the address of each person is c/o NCI, Inc., 11730 Plaza America Drive, Reston, VA 20190.

	Number of Shares Beneficially Owned (1)		Percentage of Class Owned (%)		Percentage of Total Voting Power
Name of Beneficial Owner	Class A Common Stock	Class B Common Stock	Class A Common Stock	Class B Common Stock
Charles K. Narang (2)	478,946	5,200,000	5.9%	100.0%	87.2%
Terry W. Glasgow (3)	56,263	—	*	—	*
Judith L. Bjornaas (4)	63,643	—	*	—	*
Michele R. Cappello (5)	48,652	—	*	—	*
James P. Allen (6)	36,193	—	*	—	*
John E. Lawler (6)	15,193	—	*	—	*
Paul V. Lombardi (6)	13,193	—	*	—	*
J. Patrick McMahon (6)	15,813	—	*	—	*
Gurvinder P. Singh	—	—	*	—	*
Stephen L. Waechter	5,000	—	*	—	*
Daniel R. Young (6)	24,193	—	*	—	*
All executive officers and directors as a group (11 persons) (7)	757,089	5,200,000	9.1	100.0	87.4
Narang Family Trust and affiliates (8)	1,100,000	—	13.5	—	1.8
Neuberger Berman, Inc. (9)	595,299	—	7.3	—	1.0
FMR Corp. (10)	537,862	—	6.6	—	*
SunTrust Banks, Inc. (11)	478,946	—	5.9	—	*
Bank of America Corporation (12)	444,558	—	5.5	—	*

*	Less than 1%.
(1)	The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after April 21, 2008 through the exercise of any stock option, warrant or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares.
(2)	Includes 478,946 shares of Class A Common Stock held in two Grantor Retained Annuity Trusts, for which SunTrust Bank and Jonathan M. Forster, Esquire, are co-trustees. Mr. Narang has shared investment power, but no voting power, over these shares.
(3)	Includes 55,263 shares of Class A Common Stock issuable upon exercise of options.
(4)	Includes 43,223 shares of Class A Common Stock issuable upon exercise of options. Includes 5,263 shares of Class A Common Stock issuable upon exercise of options held by Ms. Bjornaas’ spouse. Ms. Bjornaas disclaims beneficial ownership of these options.
(5)	Includes 48,552 shares of Class A Common Stock issuable upon exercise of options.
(6)	Includes 11,193 shares of Class A Common Stock issuable upon exercise of options.

(7)	Includes 203,003 shares of Class A Common Stock issuable upon exercise of options.
(8)	Information based solely on a Schedule 13G dated November 28, 2007 and filed with the SEC. Includes 1,100,000 shares of Class A Common Stock owned of record by Narang Family Limited Partnership (NFLP). The general partner of NFLP is Narang Holdings LLC (NHLLC), the manager of which is Dinesh Bhugra. NHLLC and Mr. Bhuga have the power to direct the vote and to direct the disposition of investments owned by NFLP, including the Class A Common Stock, and thus may also be deemed to beneficially own the Class A Common Stock. Narang Family Trust (NFT) is the sole owner of NHLLC and, as such, NFT and its business trustee, Thomas C. Gaspard, have the power to remove Mr. Bhugra as manager and appoint any new manager of NHLLC, and thus may also be deemed to beneficially own the Class A Common Stock. The address of each of NFT, NHLLC and NFLP is c/o GenSpring Family Offices, 4445 Willard Avenue, Suite 1010, Chevy Chase, MD 20815. The address of Mr. Bhugra is 37 Baytree Road London SW25RR, United Kingdom. The address of Mr. Gaspard is 10305 Cutters Lane, Potomac, Maryland 20854. Mr. Narang does not have any beneficial ownership interest in these shares.
(9)	Information based solely on a Schedule 13G dated December 31, 2007 and filed with the SEC. Neuberger Berman Inc. (Neuberger) is deemed to be the beneficial owner of the shares of our Class A Common Stock in the accounts for which it serves as a registered broker dealer and investment advisor and has the sole power to vote 2,300 shares of our Class A Common Stock, shared power to vote 421,399 shares of our Class A Common Stock and shared power to dispose of 595,299 shares of our Class A Common Stock. The address of Neuberger is 605 Third Avenue, New York, NY 10158.
(10)	Information based solely on a Schedule 13G dated March 12, 2007 and filed with the SEC. FMR Corp. (FMR) is deemed to be the beneficial owner of the shares of our Class A Common Stock in the accounts for which it serves as an investment advisor and sole power to dispose of 537,862 shares of our Class A Common Stock. The address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109.
(11)	Information based solely on a Schedule 13G dated December 31, 2007 and filed with the SEC. It includes 478,946 shares of Class A Common Stock. SunTrust Banks, Inc. (“SunTrust”) is deemed to be the beneficial owner of the 478,946 shares of our Class A Common Stock in the accounts for which it serves as an investment advisor and has shared power to vote and dispose of 478,946 shares of Class A Common Stock. SunTrust disclaims any beneficial interest in the shares reported. The address of SunTrust is 303 Peachtree Street, Suite 1500, Atlanta, GA, 30308.
(12)	Information based solely on a Schedule 13G dated December 31, 2007 and filed with the SEC. Bank of America Corporation (BoA) is deemed to be the beneficial owner of the shares of our Class A Common Stock in the accounts for which it serves as a registered broker dealer and investment advisor and has the shared power to vote 278,557 shares of our Class A Common Stock and shared power to dispose of 444,558 shares of our Class A Common Stock. The address of BoA is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides additional information as of December 31, 2007 regarding shares of our Class A Common Stock authorized for issuance under its equity compensation plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (a)	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Shareholders (1)	834,136	$10.96	1,321,789
Equity Compensation Plans Not Approved by Shareholders	—	—	—

Total	834,136	$10.96	1,321,789

(1)	Our only equity compensation plan is the 2005 Performance Incentive Plan.

ELECTION OF DIRECTORS

(PROPOSAL 1)

General Information

During 2007, the Board held eight (8) meetings. Our Board is currently comprised of nine (9) members. Each current member’s term expires at the Annual Meeting (subject to the election and qualification of his successor, or his earlier death, resignation or removal).

Upon the unanimous recommendation of the Nominating/Governance Committee, the Board has nominated each of the nine (9) persons named below to serve as a director until the 2009 Annual Meeting of Stockholders (or until his successor has been duly elected and qualified, or until his earlier death, resignation, or removal). Each nominee is a current member of the Board, has agreed to stand for election and serve if elected, and has consented to be named in this proxy statement.

Substitute Nominees

If, at the time of or prior to the Annual Meeting, any nominee is unable to be a candidate when the election takes place, or otherwise declines to serve, the persons named as proxies may use the discretionary authority provided to them in the proxy to vote for a substitute nominee designated by the Board. At this time, we do not anticipate that any nominee will be unable to be a candidate for election or will otherwise decline to serve.

Vacancies

Under our Amended and Restated Bylaws, the Board has the authority to fill any vacancies that arise, including vacancies created by an increase in the number of directors or vacancies created by the resignation of a director. Any nominee so elected and appointed by the Board would hold office for the remainder of the term of office of all directors, which term expires annually at our annual meeting of stockholders.

Information Regarding the Nominees for Election as Directors

The name of each nominee for election as director, age as of April 28, 2008, and certain additional information with respect to each nominee concerning his principal occupation, other affiliations and business experience during the last five years, are set forth below.

Nominees for Election as Director

Name	Age	Director Since	Committees
Charles K. Narang	66	1989
Terry W. Glasgow	64	2007
James P. Allen	59	2004	Audit (Chair) and Compensation
John E. Lawler	58	2004	Nominating/Governance (Chair) and Audit
Paul V. Lombardi	66	2004	Compensation (Chair) and Audit
J. Patrick McMahon	66	2005	Nominating/Governance and Mergers and Acquisition
Gurvinder P. Singh	55	2007
Stephen L. Waechter	58	2007	Mergers and Acquisition (Chair)
Daniel R. Young	74	2005	Compensation and Nominating/Governance

Charles K. Narang founded our predecessor and wholly-owned subsidiary, NCI Information Systems, Inc., during 1989 and has served as our Chairman and Chief Executive Officer since that time. Mr. Narang has more than 30 years of experience in corporate management and the analysis of large financial and information management systems for the federal government and Fortune 100 clients. Mr. Narang holds a Master’s degree in industrial engineering, a Master of Business Administration degree and is a Certified Public Accountant licensed in the Commonwealth of Virginia.

Terry W. Glasgow joined us during 2004 and has served as President and Chief Operating Officer since February 2007. He served as our Chief Operating Officer since May 2004. He served as our Executive Vice President of Federal Programs from January 2004 until May 2004. From 1991 through 2003, Mr. Glasgow was the Vice President/General Manager of Computer Sciences Corporation’s Army Programs business area, managing a business portfolio of over $400 million annually. Under his leadership, in excess of $3 billion of new business awards were captured. Mr. Glasgow also led several significant acquisitions, including the acquisition and integration of Nichols Research. Prior to 1991, Mr. Glasgow was Vice President of Ford Aerospace and Communications Army Programs in Colorado Springs. While at Ford Aerospace, Mr. Glasgow held numerous executive positions, including Controller of their Satellite Division and Vice President and Controller of their Command, Control and Communications Division.

James P. Allen has served on our Board of Directors since October 2004. Mr. Allen served as the Senior Vice President and Chief Financial Officer of Veridian Corporation, a publicly traded federal IT services contractor, from May 2000 until its sale to General Dynamics Corporation in August 2003. Prior to Veridian, he served as CFO for both GRC International, Inc. and CACI International Inc., both publicly traded companies in the federal IT services sector.

John E. Lawler has served on our Board of Directors since October 2004. Mr. Lawler is currently the CEO and Chairman of the Board of Sterling Wealth Management, Inc., a registered investment advisory firm and President of East West Financial Services, Inc., a diversified financial management, tax and consulting firm. Prior to forming these companies, Mr. Lawler served in executive positions of two major Washington, D.C. public affairs and governmental relations firms including Gray and Company which he assisted in its IPO and served as its Chief Financial Officer. Mr. Lawler also served in top administrative positions of the U.S. House of Representatives, including Chief of the Office of Finance. Mr. Lawler currently serves on the Board of Trustees of two non-profit endowments and the board of L-1 Identity Solutions (ID), an identity solutions and biometrics company traded on the New York Stock Exchange.

Paul V. Lombardi has served on our Board of Directors since October 2004. Mr. Lombardi served as President and Chief Executive Officer of DynCorp from 1997 until its sale to Computer Sciences Corporation (CSC) in 2003. Prior to his association with DynCorp, Mr. Lombardi was employed at PRC Inc. where he held a variety of executive level positions including Senior Vice President and General Manager of PRC’s Applied Management Group, which provided information technology and systems integration in the federal IT services sector. Prior to entering the private sector, Mr. Lombardi had 17 years of public service in increasing higher executive positions in the Defense and Energy Departments

J. Patrick McMahon has served on our Board of Directors since January 2005. Mr. McMahon is a Partner in the law firm of Barton, Baker, McMahon, & Tolle, LLP where he practices corporate law with a primary focus on companies that offer information technology products and services to the federal government. Prior to this position, Mr. McMahon served as a legislative attorney for the Secretary of Defense where he worked with the staffs of all of the Uniformed Services and the staffs of the House and Senate Armed Services Committees. Mr. McMahon’s other government service positions included: legislative attorney for the Secretary of the Navy; Navy Judge Advocate General’s Office; Administrative Law Division; and U.S. Marine Corps officer.

Gurvinder P. Singh has served on our Board of Directors since July 2008. During 1986, Mr. Singh founded Karta Technologies, Inc., a San Antonio, Texas-based technology and professional services firm that was acquired by NCI Information Systems, Inc. during June 2007. He grew Karta from a one-man operation to a highly successful firm that employed close to 400 employees at the time of purchase. Prior to Karta, Dr. Singh was an engineering faculty member at the University of Texas, San Antonio, which succeeded a senior research engineer position for the Southwest Research Institute. He has published over 50 technical papers and numerous reports related to power plant maintenance and operations, and he holds, or co-holds, six patents. During his tenure as Chairman and CEO, Karta was the recipient of numerous business awards and achievements. He is recognized within the San Antonio, Texas business community as a highly successful entrepreneur who is equally committed to community service as reflected in the numerous boards and advisory committees on which he serves.

Stephen L. Waechter has served on our Board of Directors since June 2008. Mr. Waechter served as the Executive Vice President, Chief Financial Officer and Treasurer for CACI International from 1999 until his retirement in January 2007. Prior to CACI, Mr. Waechter held Chief Financial Officer positions at Government Technology Services, Inc. (GTSI), Vincam Group, Inc. and Applied Bioscience International, Inc. He began his career at General Electric in 1974, and progressed through their financial organization, where he became the Vice President of Finance for GE Information Services from 1989 to 1993. Mr. Waechter serves as a director for Strategic Diagnostics, Inc and Social and Scientific Systems, Inc.

Daniel R. Young has served on our Board of Directors since January 2005. Mr. Young is currently Managing Partner of the Turnberry Group, an advisory practice to CEOs and other senior executives. He was the Vice Chairman and Chief Executive Officer of Federal Data Corporation (FDC) before retiring after having served the company in various executive capacities for 25 years. Before joining FDC, Mr. Young was an executive with Data Transmission Company and prior to that, he held various engineering, sales, and management positions at Texas Instruments, Inc. Mr. Young also served as an officer in the U.S. Navy. He is also a director of GTSI Corporation and Halifax Corporation.

THE BOARD OF DIRECTORS RECOMMENDATIONS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE.

Independence and Composition

The NASDAQ listing standards require that a majority of our Board be “independent” directors, as defined in the NASDAQ listing standards. The Board, upon the unanimous recommendation of the Nominating/Governance Committee, has determined that Messrs. Allen, Lawler, Lombardi, McMahon, Waechter and Young, representing a majority of our Board, are “independent” as defined in the NASDAQ listing standards. The Board made its determination based on information furnished by all directors regarding their relationships with the Company and research conducted by management. In addition, the Nominating/Governance Committee consulted with our external counsel to ensure that the Board’s determination would be consistent with all relevant securities laws and regulations as well as the NASDAQ listing standards.

Stockholder Communication with the Board

We believe that it is important for our stockholders to be able to communicate their concerns to our Board. Stockholders may correspond with any director, committee member, or the Board of Directors generally by writing to the following address: NCI, Inc., 11730 Plaza America Drive, Suite 700, Reston, Virginia 20190, Attention: Ms. Michele R. Cappello, Corporate Secretary. Please specify to whom your correspondence should be directed. Our Corporate Secretary has been instructed to promptly forward all correspondences to the relevant director, committee member, or the full Board of Directors, as indicated in your correspondence.

Director Attendance at Annual Meeting of Stockholders

We invite all of our directors to attend our annual meeting of stockholders, and we strongly encourage all of them to do so. All of our directors serving at the time of the 2007 Annual Meeting of Stockholders were in attendance.

Code of Ethics

During January 2008, we updated our Code of Ethics, which sets forth the policies comprising our code of conduct. Our policies satisfy the SEC’s requirements for a “code of ethics” applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, and persons performing similar functions, as well as NASDAQ’s requirements for a code of conduct applicable to all directors, officers, and employees. Among other principles, our Code of Ethics includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with (and reporting violations of) such standards. A copy of our Code of Ethics is available on the “Investor Relations” page (Governance tab) on our website: www.nciinc.com and in print to any stockholder who requests it. We are required to disclose any amendment to, or waiver from, a provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. We intend to use our website as a method of disseminating this disclosure, as permitted by applicable SEC rules.

Attendance at Board and Committee Meetings

It is the Company’s policy to encourage all Directors to attend in person or, if not possible, via teleconference where feasible, all Board of Directors and Committee meetings. Nevertheless, the Company recognizes that this may not always be possible due to conflicting personal or professional commitments. The Board held eight (8) meetings during 2007.

During 2007, seven of our nine directors attended 100% of the meetings of the Board and committees on which they served and eight of our nine directors attended in excess of 75% of the meetings of the Board and committees on which they served. Mr. Singh attended two of the three meetings of the Board held following his appointment during July 2007.

Executive Sessions

Non-management members of the Board met in executive session two (2) times during 2007. Mr. Lawler was the lead director during these executive sessions.

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating/Governance Committee, and a Mergers and Acquisition Committee. Upon the unanimous recommendation of the Nominating/Governance Committee, the Board has determined that each member of our Audit Committee, Compensation Committee, and Nominating/Governance Committee is independent, as director independence is specifically defined with respect to such members under the NASDAQ listing standards and applicable SEC rules and regulations. A copy of the charters for the Audit Committee, Compensation Committee, and Nominating/Governance Committee is available both at the “Investor Relations” section of the Company’s website located at www.nciinc.com and in print to any stockholder who requests it.

Audit Committee.    The Audit Committee, which consists of Messrs. Allen (chairman), Lombardi, and Lawler, reviews the professional services provided by our independent registered public accounting firm, the independence of our independent registered public accounting firm from our management, our annual and quarterly financial statements, and our system of internal control over financial reporting. The Audit Committee also reviews other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. Upon the unanimous recommendation of the Nominating/Governance Committee, our Board has determined Mr. Allen qualifies as an “audit committee financial expert” as defined in applicable SEC rules and regulations. The Audit Committee held six (6) meetings during 2007.

Nominating/Governance Committee.    The Nominating/Governance Committee which consists of Messrs. Lawler (chairman), McMahon, and Young, oversees all aspects of our corporate governance functions, makes recommendations to the Board regarding corporate governance issues, identifies, reviews, and evaluates candidates to serve as directors and makes such other recommendations to the board regarding affairs relating to our directors. The Nominating/Governance Committee held three (3) meetings during 2007.

Our Nominating/Governance Committee endeavors to identify individuals to serve on the Board who have expertise that is useful to us and complimentary to the background, skills, and experience of other Board members. The Nominating/Governance Committee’s consideration of candidates for membership on the Board may include such factors as (a) the skills of each member of the Board, including each Director’s business and management experience, accounting experience, and understanding of corporate governance regulations and public policy matters, (b) the characteristics of each member of the Board, which may include leadership abilities, sound business judgment and independence, and (c) the general composition of the Board, which may include public company experience of the Directors. The principal qualification for a director is the ability to act in the best interests of the Company and its stockholders. Each of the candidates for director named in this proxy statement have been recommended by the Nominating/Governance Committee and approved by the Board of Directors for inclusion on the attached proxy card. The Nominating/Governance Committee also considers director nominees recommended by stockholders. See the section of this proxy statement entitled “Deadline for Stockholder Proposals” for a description of how stockholders desiring to make nominations for directors and/or to bring a proper subject before a meeting should do so. The Nominating/Governance Committee evaluates director candidates recommended by stockholders in the same manner as it evaluates director candidates recommended by our directors, management or employees.

Compensation Committee

General.    The Compensation Committee consists of Messrs. Lombardi (chairman), Young, and Allen. The Compensation Committee held three (3) meetings during 2007. The Compensation Committee typically meets with the Chief Executive Officer and, where appropriate, the General Counsel and other members of management. The Compensation Committee also regularly meets in executive session without management. When determining executive compensation, the Compensation Committee typically reviews the following materials, among others:

•	financial reports on year-to-date performance versus budget and compared to prior year performance;

•	calculations and reports on levels of achievement of individual and corporate performance objectives;

•	reports on NCI’s strategic objectives and budget for future periods;

•	information on the executive officers’ stock ownership and option holdings; and

•	peer companies’ information regarding compensation programs and compensation levels.

These materials may also be reviewed during regular Board of Directors meetings.

Role of the Compensation Committee.    The Compensation Committee is responsible for (i) overseeing the determination, implementation and administration of the remuneration (including compensation, benefits, bonuses, and perquisites) of all directors and executive officers of the Company, (ii) reviewing and approving all equity compensation to be paid to other Company employees, and (iii) administering the Company’s stock-based compensation plans. Our compensation program and policies are designed to help us attract, motivate and retain executives of outstanding ability in order to maximize return to stockholders.

Management’s Role in the Compensation-Setting Process.    Management plays a significant role in the compensation-setting process. The most significant aspects of management’s role are:

•	evaluating employee performance;

•	establishing business performance targets and objectives; and

•	recommending salary levels and option awards.

The Chief Executive Officer works with the Compensation Committee Chair in establishing the agenda for Compensation Committee meetings. Management also prepares meeting information for each Compensation Committee meeting. The Chief Executive Officer also participates in Compensation Committee meetings at the Compensation Committee’s request to provide:

•	background information regarding NCI’s strategic objectives;

•	his evaluation of the performance of the senior executive officers; and

•	compensation recommendations as to senior executive officers (other than himself).

Delegation of Authority.    Although our Chief Executive Officer may recommend to the Compensation Committee awards to our executive officers, the Compensation Committee approves the grant of all awards to executive officers under the Company’s 2005 Performance Incentive Plan. However, annually, the Compensation Committee allocates a pool of stock options and delegates to management the right to grant stock options from the pool to non-executive employees based on specific guidelines for recruitment, performance incentive, and retention purposes (the “Non-Executive Stock Option Allocation Guidelines”). Any option grants which fall outside the Non-Executive Stock Option Allocation Guidelines must be approved by the Compensation Committee.

EXECUTIVE OFFICERS

Charles K. Narang, 66, founded our predecessor and wholly-owned subsidiary, NCI Information Systems, Inc., during 1989 and has served as our Chairman and Chief Executive Officer since that time. Mr. Narang is our Principal Executive Officer. Mr. Narang has more than 30 years of experience in corporate management and the analysis of large financial and information management systems for the federal government and Fortune 100 clients. He holds a Master’s degree in industrial engineering, a Master of Business Administration degree and is a Certified Public Accountant licensed in the Commonwealth of Virginia.

Terry W. Glasgow, 64, joined us during 2004 and has served as President and Chief Operating Officer since February 2007. He served as our Chief Operating Officer since May 2004. He served as our Executive Vice President of Federal Programs from January 2004 until May 2004. From 1991 through 2003, Mr. Glasgow was the Vice President/General Manager of Computer Sciences Corporation’s Army Programs business area, managing a business portfolio of over $400 million annually. Under his leadership, in excess of $3 billion of new business awards were captured. Mr. Glasgow also led several significant acquisitions, including the acquisition and integration of Nichols Research. Prior to 1991, Mr. Glasgow was Vice President of Ford Aerospace and Communications Army Programs in Colorado Springs. While at Ford Aerospace, Mr. Glasgow held numerous executive positions, including Controller of their Satellite Division and Vice President and Controller of their Command, Control and Communications Division.

Judith L. Bjornaas, 45, has served as our Chief Financial Officer since January 2004. Ms. Bjornaas is our Principal Financial Officer. Prior to that, she was our Vice President of Finance since joining us in 1995. Prior to joining NCI, Ms. Bjornaas was Vice President of Finance and Accounting for I-NET, Inc., a provider of network management and outsourcing services to the federal government, from 1987 through 1995. Prior to that, Ms. Bjornaas worked for Electronic Data Systems, a publicly traded provider of business and technology solutions, from 1985 to 1987 in various audit and accounting roles. She holds a Master of Business Administration degree and is a Certified Management Accountant.

Michele R. Cappello, 57, joined NCI in August 1997 and since that time has served as General Counsel and Vice President of Contracts and Purchasing. Ms. Cappello has over 25 years of experience in government contract procurement and is responsible for all legal, contractual and purchasing matters for the corporation. Prior to joining NCI, Ms. Cappello spent 10 years as in-house Counsel to Network Solutions, Inc. and its’ spin-off company, Netcom Solutions International as well as positions with Boeing Computer Systems and Computer Data Systems, Inc. Ms. Cappello received her JD from George Mason University School of Law.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The Audit Committee of the Company’s Board of Directors is composed of Messrs. Allen, Lawler, and Lombardi. Upon the unanimous recommendation of the Nominating/Governance Committee, the Board has determined that each member of our Audit Committee is “independent” as defined under the NASDAQ listing standards and applicable SEC rules and regulations. Upon the unanimous recommendation of the Nominating/Governance Committee, our Board has also determined that each director meets the audit committee composition requirements in the NASDAQ listing standards and that Mr. Allen qualifies as an “audit committee financial expert” as defined in applicable SEC rules and regulations.

In accordance with a written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for overseeing the quality and integrity of NCI, Inc.’s financial reporting processes. The Audit Committee reviews and reassesses the adequacy of the charter on a regular basis, and at least annually. The Audit Committee Charter was first adopted by the Board in March 2005 has been revised as of February 2008 and is available both at the “Investor Relations” section of the Company’s website located at www.nciinc.com and in print to any stockholder who requests it.

Management is responsible for the Company’s internal control over financial reporting and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles and issuing a report on those consolidated financial statements and issuing a report on internal controls over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes. In fulfilling its responsibilities set forth in the Audit Committee Charter, the Committee has accomplished, among other things, the following:

•	It has reviewed and discussed the audited financial statements for 2007 with management.

•

It has discussed with its independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by Statements on Auditing Standards (SAS) 61, as amended and adopted by the Public Company Accounting Oversight Board in Rule 3200T and currently in effect, Audit Committee Communications, which includes, among other items, matters related to the conduct of the audit of our financial statements.

•

It has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board’s Standard No. 1 (Independence Discussions with Audit Committee), which relates to the independent registered public accounting firm’s independence from us and our related entities.

•	It has discussed with Ernst & Young LLP their independence from us under Independence Standards Board’s Standard No. 1 (Independence Discussions with Audit Committee).

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Company’s Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

Dated as of April 28, 2008

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

James P. Allen, Chairman

John E. Lawler

Paul V. Lombardi

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis addresses the following topics:

•	our compensation objectives and elements of executive compensation;

•	our compensation-setting process;

•	the components of our executive compensation program; and

•	our compensation decisions for 2007 and base compensation for 2008.

In this “Compensation Discussion and Analysis” section, the term “Committee” refers to the Compensation Committee of NCI’s Board of Directors.

Compensation Objectives and Elements of Executive Compensation

The primary objectives of our executive compensation program are to:

•	Provide total compensation opportunities that are competitive with opportunities provided to executives of comparable companies at comparable levels of performance;

•	Ensure that our executives’ total compensation levels vary based on both our short-term financial performance and growth in stockholder value over time;

•	Focus and motivate executives on the achievement of defined objectives; and

•	Reward executives in accordance with their relative contributions to achieving strategic milestones and upholding key mission-related objectives.

In designing and administering its executive compensation program, we attempt to strike an appropriate balance among these objectives. At present, the Board of Directors does not prescribe any stock ownership guidelines for our executive officers.

The Board, through the Compensation Committee, annually revisits the manner in which it implements our compensation policies in connection with executive staff. Our policies will continue to be designed to align the interests of our executives and senior staff with the long-term interests of the stockholders. Our executive compensation programs consist of three principal elements:

•	base compensation (consisting of salary),

•	short-term incentive compensation (consisting of cash bonuses), and

•	long-term incentive compensation (consisting of awards under our 2005 Performance Incentive Plan).

Executive officers also receive certain benefits and other perquisites.

The Compensation Committee Process

Annual Evaluation

The Committee meets in executive session each year to evaluate the performance of the named executive officers, to determine their annual bonuses for the prior year, to establish their annual performance objectives for the current year, to set their base salaries for the current year (effective February 1), and to consider and approve any grants to them of equity incentive compensation.

Although many compensation decisions are made in the first quarter of the year, our compensation planning process neither begins nor ends with any particular Committee meeting. Compensation decisions are designed to promote our fundamental business objectives and strategy. Business and succession planning, evaluation of management performance and consideration of the business environment are year-round processes.

Performance Objectives

Our process begins with establishing individual and corporate performance objectives for senior executive officers in the first quarter of each year. We engage in an active dialogue with the Chief Executive Officer concerning strategic objectives and performance targets. We review the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets.

Benchmarking

While we recognize that our compensation practices must be competitive in the marketplace, and that benchmarking is one of many factors that we consider in assessing the reasonableness of compensation, we do not believe that it is appropriate to establish compensation levels based entirely on benchmarking. For purposes of reviewing pay practices, we generally consider the following companies to be our peer group: CACI International Inc., Dynamics Research Corporation, ICF International, Inc., ManTech International Corporation, MTC Technologies, Inc., SAIC, Inc., SI International, Inc., SRA International, Inc. and Stanley, Inc. We also evaluate our pay practices against various salary surveys. Historically, we have not used compensation consultants but do reserve the right to do so if deemed necessary.

Committee Effectiveness

We review, on an annual basis, the performance of our Committee, the committee charter and the effectiveness of our compensation program in obtaining desired results.

Tax and Accounting Considerations

We select and implement the elements of compensation for their ability to help us achieve the objectives of our compensation program and not based on any unique or preferential financial accounting or tax treatment. However, when awarding compensation, the Committee is mindful of the level of earnings per share dilution and accounting impact that will be caused as a result of the compensation expense related to the Committee’s actions. In addition, Section 162(m) of the Internal Revenue Code provides that public companies cannot deduct non-performance based compensation paid to certain named executive officers in excess of $1 million per year. These officers include any employee who, as of the close of the taxable year, is the principal executive officer, and any employee whose total compensation for the taxable year is required to be reported to shareholders under the Securities Exchange Act of 1934 by reason of such employee being among the three highest compensated officers for that taxable year, other than the principal executive officer or the principal financial officer. This provision excludes certain forms of “performance based compensation” from the compensation taken into account for purposes of the limit. While we have not adopted a policy requiring that all compensation be deductible and expect that we may pay compensation that is not deductible when necessary to achieve our compensation objectives, we consider the consequences of Section 162(m) and believe that we have structured our current compensation programs in a manner to allow us to fully deduct executive compensation under Section 162(m) of the Internal Revenue Code. The Board will continue to assess the impact of Section 162(m) of the Internal Revenue Code on its compensation practices and determine what further action, if any, is appropriate.

Components of our Executive Compensation

Base Compensation

Our base compensation, which consists of salary, is a market-based plan referencing our peer group to ensure competitive pay levels. Base compensation is reviewed no less than annually. We consider the year-to-year rate increases to be in line with industry standards.

Short-Term Incentive Compensation

Our compensation philosophy emphasizes incentive pay to leverage both individual and organizational performance. Our short-term incentive compensation program, which consists of cash bonuses, rewards achievement of primarily annual organizational, business unit and individual objectives. In addition, we may also use discretionary cash bonuses as part of our executive compensation program. These discretionary awards are usually tied to extraordinary performance during the period.

Long-Term Incentive Compensation

Our long-term incentive compensation program, which consists of awards under our 2005 Performance Incentive Plan (the “2005 Plan”), is designed to reward executives and other employees for long-term growth consistent with Company performance and stockholder return. The ultimate value of the long-term incentive compensation awards is dependent upon the actual performance of our stock price over time. The Compensation Committee must review and approve all award grants to the executive officers. When making grants under the 2005 Plan, the Committee takes into account the potential dilution to which our stockholders are exposed by reviewing our option overhang. Option overhang, which is represented in percentage form, is calculated as stock options granted plus the remaining options that have yet to be granted under the 2005 Plan divided by our total shares outstanding.

Our Compensation Decisions for 2007 and Base Compensation for 2008

This section describes the compensation decisions that we made with respect to the named executive officers for 2007 and during the first quarter of 2008.

Executive Summary

During 2007, we applied the compensation principles described above in determining the compensation of our named executive officers.

In summary, the compensation decisions made during 2007 and the first quarter of 2008 for the named executive officers were as follows:

•	We increased base salaries for the named executive officers on average, by 6.7% during the last performance review period.

•	Short term incentive compensation represented approximately 34% of the total compensation actually paid to the named executive officers for 2007.

•

Long term incentive compensation in the form of stock option grants were made to Terry W. Glasgow, Judith L. Bjornaas, and Michele R. Cappello during March 2008 for 2007 performance. These options vest in four equal annual installments beginning March 2009.

We believe that these decisions:

•	are consistent with our core compensation principles;

•	reinforce our pay for performance culture;

•	promote the interests of long-term shareholders; and

•	are reasonable and responsible.

Base Compensation

The Chief Executive Officer presents to the Committee recommendations for base salary adjustments for the executive officers (other than himself) and those officers reporting directly to the Chief Executive Officer. Individual adjustments are reviewed and approved by the Compensation Committee based upon individual achievement and contribution. In addition, the Compensation Committee reviews peer company data for executive compensation, which it uses in determining the appropriate total executive compensation. Base salaries for our named executive officers are adjusted as of February 1, 2008.

The following table sets forth recent base salary information for our named executive officers:

Name	2008 Base Salary (Feb. 1, 2008 to Jan. 31, 2009)	2007 Base Salary (Feb. 1, 2007 to Jan. 31, 2008)	Percentage Increase
Charles K. Narang	$470,000	$440,000	6.8%
Terry W. Glasgow	375,000	350,000	7.1
Judith L. Bjornaas	277,000	260,000	6.5
Michele R. Cappello	228,000	215,000	6.0

In setting these base salaries, we considered:

•	the compensation philosophy and guiding principles described above;

•	the experience and industry knowledge of the named executive officers and the quality and effectiveness of their leadership at the Company;

•	all of the components of executive compensation, including base salary, bonus, stock options, and benefits and perquisites;

•	the mix of performance pay to total compensation;

•	internal pay equity among NCI senior executives; and

•	the base salary paid to the officers in comparable positions at peer group companies.

Short-Term Incentive Compensation

Incentive Compensation Plan

The Compensation Committee is responsible for approving bonus awards recommended to it for Chief Executive Officer, the other executive officers, and those officers reporting directly to the Chief Executive Officer, and for approving the total actual bonus pool. Bonus awards for 2007 were reviewed and approved by the Compensation Committee at its meeting in February 2008, and bonus payments were made in March 2008. The payouts under the Short-Term Incentive Compensation Plan (the “ICP”) are determined by the Company’s performance related to the following factors: revenue, operating income, and day’s sales outstanding, as well as a discretionary individual performance factor.

For 2007, Company performance measures (and their respective weighting) include 2007 revenue (35%), operating income (40%), and days sales outstanding (5%). Discretionary individual performance represents 20% of the total bonus. ICP award potential is a reflection of the achievement, at threshold, target, or maximum performance levels, within each of the Company performance measures as well as the discretionary performance measure. The discretionary component takes into account individual performance and factors such as achievement towards corporate strategic objectives and leadership. In addition, award potential upon achievement of a performance level for the discretionary individual performance measure is subject to possible reduction in the event that the awarding of bonuses under the ICP would exceed the amounts the Company has accrued for payments under the ICP. Under the ICP, total bonus potential for each of our named executive officers in 2007 was based on the following percentages of their respective 2007 Base Salaries:

Name	Threshold Performance	Target Performance	Maximum Performance
Charles K. Narang	0%	100%	130.0%
Terry W. Glasgow	0	75	97.5
Judith L. Bjornaas	0	75	97.5
Michele R. Cappello	0	50	65.0

Generally, the bonus payments will be scaled linearly by the Committee if the performance level falls between the threshold and target or target and maximum performance levels.

In February 2008, the Committee met to review and approve bonus payments for 2007 under the ICP. The Committee determined that:

•	the target performance level was achieved for 2007 revenue;

•	the target performance level was achieved for 2007 operating income; and

•	the threshold performance level was not achieved for 2007 days’ sales outstanding.

In addition, in connection with the determination of the discretionary individual performance factor, the Committee reviewed the performance of our Chief Executive Officer, and our Chief Executive Officer provided the Committee with his evaluation of the performance of our other executive officers. The Committee determined that each of our named executive officers achieved the target discretionary individual performance level. However, because the awarding of bonuses under the ICP for achievement of the respective 2007 performance levels would have exceeded the amounts the Company has accrued for payments under the ICP, the Committee determined that, although the target discretionary individual performance level was achieved, it would award only 10% of the target discretionary individual performance level. Bonuses for 2007 under the ICP are reflected in the “Non-Equity Incentive Plan Compensation” column of our Summary Compensation Table below.

Other Short-Term Compensation

Acquisition Bonus Plan

During February 2007, the Compensation Committee approved the Acquisition Incentive Bonus Plan (ABP). The ABP is designed to provide cash incentive awards to the named executive officers and other employees involved with the Mergers and Acquisition (M&A) process. The Chief Executive Officer is responsible for recommending to the Committee any cash incentives under the ABP to the named executive officers other than himself.

Recommendations are based on the level of involvement in the M&A process, the amount of time and effort expended in addition to day-to-day duties, and the size and complexity of the transaction. A bonus pool is created for all completed transactions and will be paid out in two installments. The initial bonus pool will be calculated as 0.25% of the acquisition target’s trailing twelve month Revenue (TTM) at the time of acquisition. Initial bonus pool payments will typically be paid within 60 days of closing. A profit based bonus pool will be calculated six months after the acquisition closing as 2.5% of the acquisition target’s adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) for the six months following the close. Adjustments to EBITDA will be for unusual or non-recurring expenses related to the transaction which occur during the six months following the transaction. Profit based bonus pool payments will typically be paid within 60 days after the date that is six months following closing of the acquisition. Profit based bonus pool payments will not be made if the target’s adjusted EBITDA margin during the six month period following the closing of the acquisition is less than 8%. Adjusted EBITDA margin is calculated as the target’s adjusted EBITDA over the six month period following the closing of the acquisition divided by the target’s revenue over the same period. The Chief Executive Officer can recommend increases to the pools or that no amounts be paid out under the plan.

Long-Term Incentive Compensation

The following grants of stock options were issued during March 2008 for 2007 performance.

Name	Number of Options	Exercise Price $	Options Expiration Date
Terry W. Glasgow	25,000	18.55	3/14/2015
Judith L. Bjornaas	15,000	18.55	3/14/2015
Michele R. Cappello	10,000	18.55	3/14/2015

These options vest in four equal annual installments beginning March 2009. Pursuant to SEC rules, these option grants are not reflected in the tables set forth below even though the grants were based on 2007 performance. These option grants will be reflected in the tables set forth in our Proxy Statement for the 2009 annual meeting of stockholders.

Benefits and Other Perquisites

Our executive officers are eligible to participate in the employee benefit and welfare plans that the Company maintains on similar terms as employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under such plans. The Company leases an automobile for the use of our Chief Executive Officer.

We do not consider perquisites to be a principal component of our executive officers’ compensation. We believe that our executive officer benefit and perquisite programs provided are reasonable and competitive with benefits and perquisites provided to executive officers of our peer group companies, and are necessary to sustain a fully competitive executive compensation program.

Summary Compensation Table

The following table summarizes the compensation paid to or earned by our named executive officers serving as such during 2007 and 2006.

Name	Salary ($)	Bonus ($) *	Stock Awards ($)	Option Awards ($) **	Non-Equity Incentive Plan Compensation ($) ***	Change in Pension Value And Non- Qualified Deferred Compensation Earnings ($)	Other Compensation ($)	Total Compensation ($)	Notes
Charles K. Narang
2007	437,503	—	—	—	356,312	—	22,963	816,778	(1)
2006	409,169	55,901	—	—	204,099	—	21,230	690,399
Terry W. Glasgow
2007	341,376	25,000	—	59,372	212,572	—	4,656	642,976	(2)
2006	272,332	50,000	—	—	67,607	—	4,521	394,460
Judith L. Bjornaas
2007	258,750	40,000	—	74,811	157,911	—	6,719	538,191	(2)
2006	241,875	50,000	—	18,321	59,954	—	6,277	376,427
Michele R. Cappello
2007	213,758	35,000	—	74,811	87,054	—	6,187	416,810	(2)
2006	197,958	35,000	—	18,321	39,187	—	5,499	295,965

*	For 2006, the amounts represent the discretionary cash bonuses awarded as well as bonuses related to acquisition related efforts. For 2007 the amounts relate to the ABP.
**	The amounts represent the expense recognized in connection with awards made during our year ended December 31, 2007 and prior years in accordance with SFAS No. 123(R).
***	The amounts represent the cash bonuses awarded to the named executive officers, which are discussed under “Compensation Discussion and Analysis—Our Compensation Decisions for 2007 and Base Compensation for 2008—Short-Term Incentive Compensation.”
(1)	Other compensation represents payments on an automobile lease ($14,250), 401(k) matching ($10,938), and excess group life insurance payments.
(2)	Other compensation represents payments of 401(k) matching and excess group life insurance payments.

Grants of Plan-Based Awards

This following table is our ICP for 2007. Payments under the plan under the ICP were paid to the participant during March 2008 and are reflected in the “Non-Equity Incentive Plan Compensation” column of our Summary Compensation Table above.

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name		Threshold $	Target $	Maximum $
Charles K. Narang	—	—	440,000	572,000
Terry W. Glasgow	—	—	262,500	341,250
Judith L. Bjornaas	—	—	195,000	253,500
Michele R. Cappello	—	—	107,500	139,750

Outstanding Equity Awards as of December 31, 2007

The following table sets forth certain information with respect to option awards outstanding as of December 31, 2007 for each of the named executive officers.

	Option Awards
Name	Number of Securities Underlying Unexercised Options— Exercisable	Number of Securities Underlying Unexercised Options— Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
Charles K. Narang	—	—		—	$—	—

Terry W. Glasgow	19,736	19,737	(a)	—	10.00	2/20/2014
	13,158	13,157	(b)	—	10.00	9/12/2014
	12,500	37,500	(e)	—	15.37	2/26/2014

Judith L. Bjornaas	39,473	—	(c)	—	6.65	2/2/2013
	3,750	11,250	(e)	—	15.37	2/26/2014

Michele R. Cappello	39,473	—	(c)	—	6.65	2/2/2013
	6,578	6,579	(d)	—	10.00	11/09/2014
	2,500	7,500	(e)	—	15.37	2/26/2014

(a)	These options were granted on April 21, 2004 and vest over five years, 25% after the second anniversary of the grant date and 25% on each of the next three anniversaries of the grant date.
(b)	These options were granted on September 13, 2004 and vest over five years, 25% after the second anniversary of the grant date and 25% on each of the next three anniversaries of the grant date.
(c)	These options were granted on February 3, 2003 and vested during 2007 after meeting certain revenue and operating margin targets.
(d)	These options were granted on November 10, 2004 and vest over five years, 25% after the second anniversary of the grant date and 25% on each of the next three anniversaries of the grant date.
(e)	These options were granted on February 26, 2007 and vest equally over four years on the anniversary of the grant date.

Option Exercises and Stock Vested Table

No named executive officer exercised options during 2007. NCI has not granted stock awards to any named executive officer.

Executive Employment Contracts and Potential Payments upon Termination or Change in Control

We do not have employment or severance agreements with any of our executives. Therefore, NCI does not have a predetermined termination or change of control compensation plan in place at this time for any of its named executive officers.

DIRECTOR COMPENSATION

Cash Compensation

We pay each non-employee director fees according to the following schedule. The annual director and committee chair fees are paid quarterly.

	Prior to July 1, 2007	On or after July 1, 2007
Annual Retainer (1)	$20,000	$25,000
Audit Committee Chair	3,000	6,000
Compensation Committee Chair	1,500	4,000
Governance Committee Chair	1,000	2,500
Mergers and Acquisitions Chair (2)	—	2,500
Board of Directors Meetings (3)	1,000	1,500
Committee Meetings	1,000	1,500

(1)	On or after July 1, 2007, covers only four Board meetings annually (one per quarter).
(2)	Established during June 2007
(3)	On or after July 1, 2007, the fee is paid only for each meeting attended in excess of one meeting per quarter.

Stock Compensation

During August 2007, the Compensation Committee authorized a grant of 4,000 shares of non-qualified stock options of Class A common stock to each non-employee director. The options vest equally over three years on the anniversary of the grant date. In addition, the Compensation Committee authorized grants of 10,000 shares of non-qualified stock options of Class A common stock to Messrs. Singh and Waechter in connection with their initial appointment to the Board during 2007. The options vest equally over three years on the anniversary of the grant date.

Other Compensation

No member of the Board was paid any compensation for his service as a director other than the standard compensation arrangements for directors described above.

Directors Compensation Table

Name	Fees Earned ($)	Stock Awards ($)	Option Awards * ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Non- Qualified Deferred Compensation Earnings ($)	Other Compensation ($)	Total Compensation ($)
James P. Allen	$42,000	—	$6,807	—	—	—	$48,807
John E. Lawler	40,250	—	6,807	—	—	—	47,057
Paul V. Lombardi	40,250	—	6,807	—	—	—	47,057
J. Patrick McMahon	32,500	—	6,807	—	—	—	39,307
Gurvinder P. Singh	7,750	—	7,049	—	—	—	14,799
Stephen L. Waechter	17,750	—	9,017	—	—	—	26,767
Daniel R. Young	33,000	—	6,807	—	—	—	39,807

*	The amounts represent the expense recognition in connection with awards made during our year ended December 31, 2007 in accordance with SFAS No. 123(R).

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Dated as of April 28, 2008

THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

Paul V. Lombardi, Jr., Chairman

James P. Allen

Daniel R. Young

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Transactions

During 2007, we purchased services from Net Commerce Corporation, a government contractor, which is wholly-owned by Rajiv Narang, the son of Charles K. Narang, our founder, Chairman and Chief Executive Officer. Under the subcontractor arrangement, Net Commerce provides IT support services as a small business provider. We believe that the terms of this agreement reflect then current market conditions. During 2007, approximately $88,000 was paid to Net Commerce under this agreement.

The Company rents office space from Gur Parsaad Properties, Ltd. which is controlled by Mr. Gurvinder Pal Singh, a previous stockholder of Karta Technologies, Inc. (Karta), which we acquired during 2007, and who is now a member of our Board of Directors. The lease is for approximately 34,000 square feet at $14.00 per square foot with annual escalation and shared common area operating expenses. The lease expires on June 30, 2012. The lease was signed as of June 27, 2007 in conjunction with the purchase of Karta. For the year ended as of December 31, 2007, NCI has paid $0.4 million in rent under the lease.

All transactions with related parties have been conducted based on then current market conditions.

Employee Relationships

NCI employs Christopher C. Glasgow, son of Terry W. Glasgow, our President and Chief Operating Officer and a director, as a Senior Program Manager. Mr. Christopher C. Glasgow earned approximately $147,000 in salary and bonus during 2007.

In addition, certain of our other executive officers have relatives who work for us. In all of these cases, the amount of annual compensation paid to such family members in 2007 was less than $120,000.

Related Transaction Approval Policy

The Audit Committee is charged with monitoring and reviewing the material facts of any transactions with related parties and either approving or disapproving the entry into such transactions. In determining whether to approve or ratify a transaction with a related party, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 2)

Independent Registered Public Accounting Firm For 2008

The Audit Committee has selected the firm of Ernst & Young LLP as NCI, Inc.’s independent registered public accounting firm for 2008. Ernst & Young LLP has served as NCI, Inc.’s independent registered public accounting firm since the 2000 year-end audit. Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by law, by the Company’s bylaws, or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. In such event, the Audit Committee may retain Ernst & Young LLP, notwithstanding the fact that the stockholders did not ratify the selection, or select another nationally recognized independent registered public accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for audit services rendered by Ernst & Young LLP for the audit of the Company’s annual consolidated financial statements for 2007 and 2006, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2007	2006
Audit Fees (1)	$740,000	$729,000
Audit-Related Fees (2)	149,500	45,000
Tax Fees (3)	35,000	30,250
All Other Fees	—	—

(1)	Audit fees principally include those for services related to the annual audit of the consolidated financial statements, the audit of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, and services that are normally provided in connection with regulatory filings or engagements.
(2)	Audit-related fees include those services related to consultation on accounting matters and due diligence in connection with acquisitions and divestitures.
(3)	Tax fees principally include services related to state and local tax compliance and tax advisory matters. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries.

Audit, Audit-Related, and Non-Audit services provided by our independent registered public accounting firm, Ernst & Young LLP, are subject to a policy of the Company regarding the Pre-Approval of Audit and Non-Audit Services. The Audit Committee monitors audit services engagements, reviews such engagements at least quarterly, and approves any changes in the terms, conditions, fees, or scope of such engagements. The Audit Committee has pre-approved certain services, including the following:

•	services associated with periodic reports and other documents filed with the SEC;

•

consultations and assistance related to accounting, financial reporting or disclosure matters, and the actual or potential impact of final or proposed rules, standards of interpretation by the SEC, FASB, or other regulatory or standard-setting bodies;

•	audit related services; and

•	tax services.

The following services require specific pre-approval of the Audit Committee: annual audit services engagement, terms and fees, including required quarterly reviews, and report on internal controls over financial reporting.

In accordance with SEC rules and regulations, the following services will not be provided by the independent registered public accounting firm:

•	bookkeeping or other services related to the accounting records or financial statements of the Company;

•	financial information systems design and implementation;

•	appraisal or valuation services, fairness opinions or contribution-in-kind reports;

•	actuarial services;

•	internal audit outsourcing;

•	management functions;

•	human resources;

•	broker-dealer, investment adviser or investment banking services;

•	legal services; and

•	expert services unrelated to the audit.

All fees paid for 2007 were pre-approved by the Audit Committee.

Each year, the independent registered public accounting firm’s retention to audit the Company’s financial statements, including the associated fee, is approved by the Audit Committee and the appointment of the independent registered public accounting firm is presented to the stockholders for ratification. The Audit Committee of the Board of Directors believes that the provision of services by Ernst & Young LLP is compatible with maintaining such auditor’s independence.

During the course of the year and in accordance with this policy, the Audit Committee will evaluate known potential engagements of the independent registered public accounting firm, including the scope of work proposed to be performed and the proposed fees, and approve or reject each service, taking into account whether the services are permissible under applicable law, and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

DEADLINE FOR STOCKHOLDER PROPOSALS

Pursuant to Securities Exchange Act Rule 14a-8(e), proposals of stockholders intended to be presented at the 2009 Annual Meeting of Stockholders must be received by the Secretary of the Company at our principal executive office at 11730 Plaza American Drive, Suite 700, Reston, Virginia 20190, not later than December 30, 2008 for inclusion in the proxy statement for that meeting. Under our Bylaws, a stockholder must comply with certain procedures to nominate persons for election to the Board of Directors or to propose other business to be considered at an Annual Meeting of stockholders. These procedures provide that stockholders desiring to make nominations for Directors and/or to bring a proper subject before a meeting must do so by notice timely delivered to the Secretary of the Company not less than 45 days or more than 75 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s Annual Meeting of stockholders. In the case of proposals for the 2009 Annual Meeting of Stockholders, the Secretary of the Company must receive notice at our principal executive office in Reston, Virginia not earlier than February 13, 2009 and not later than March 14, 2009 (other than proposals intended to be included in the proxy statement and form of proxy, which, as noted above, the Company must receive by December 30, 2008). If the 2009 Annual Meeting of Stockholders is not held within 30 days of the anniversary of the 2008 Annual Meeting of Stockholders, the Secretary of the Company must receive notice of any proposal at our principal executive office in Reston, Virginia no later than the later of the 90th day prior to the 2009 Annual Meeting of Stockholders or the 10th day following the day on which the public announcement of the 2009 Annual Meeting of Stockholders was made.

Generally, such stockholder proposal must comply with all of the requirements of Rule 14a-8 as promulgated under the Exchange Act. In addition, any such proposal must set forth (i) as to each nominee for Director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as Directors under the proxy rules of the SEC, (ii) as to any other business, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of the stockholder (as they appear in the Company’s books) and beneficial owner, (b) the class and number of shares of the Company that are owned beneficially and of record by the stockholder and the beneficial owner, and (c) whether either the stockholder or the beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Company’s voting stock required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Company’s voting stock to elect the nominee or nominees

Management proxies will be authorized to exercise discretionary authority with respect to any stockholder proposal not included in our proxy materials unless (a) assuming the meeting is held within 30 days of the anniversary of the 2008 Annual Meeting of Stockholders we receive notice of such proposal by the later of the 45th day prior to such Annual Meeting and (b) the conditions set forth in Rule 14a-4(c)(2)(i)-(iii) under the Exchange Act are met.

ADDITIONAL INFORMATION

Management knows of no matters that are to be presented for action at the Annual Meeting other than those set forth above. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors, officers and certain persons who own more than 10% of our common stock to file with the Securities and Exchange Commission reports concerning their beneficial ownership of our equity securities. These persons are required to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on our review of the copies of such forms received by us from our Directors, officers and greater than 10% beneficial owners, all of these reports were filed on a timely basis with the exceptions listed below. We believe that all Directors and officers of NCI, Inc. subject to Section 16(a) reporting are current in their reporting obligations thereunder, except that Mr. Waechter did not timely file his Form 3 following his appointment to our Board of Directors.

By Order of the Board,

Charles K. Narang
Chairman and Chief Executive Officer

Reston, Virginia

April 28, 2008

NCI, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS—JUNE 11, 2008

(This Proxy is solicited by the Board of Directors of the Company)

The undersigned stockholder of NCI, Inc. hereby appoints Messrs. Charles K. Narang and Terry W. Glasgow, or either of them, his/her true and lawful agents and proxies, each with full power of substitution, to represent and to vote as specified in this proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if present in person at the Annual Meeting of Stockholders of NCI, Inc. to be held at the Sheraton Reston Hotel, 11810 Sunrise Valley Drive, Reston, Virginia 20191, on Wednesday, June 11, 2008 at 10 a.m. (EDT).

WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED “FOR ALL NOMINEES” WITH RESPECT TO THE ELECTION OF DIRECTORS IN PROPOSAL 1 AND “FOR” THE RATIFICATION OF ERNST & YOUNG LLP IN PROPOSAL 2, AND THIS PROXY AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN THEIR DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

NCI, INC.

The Board of Directors recommends a vote “FOR ALL NOMINEES” for directors in proposal 1 and

“FOR” proposal 2.

Please sign, date and return promptly in the enclosed envelope.

Please mark your vote in blue or black ink as shown here    ■

1.	PROPOSAL 1—Election of Directors

❒ FOR all nominees

❒ WITHHOLD AUTHORITY for all nominees.

❒ FOR ALL EXCEPT (See instructions below).

NOMINEES:

❒ Charles K. Narang	❒ J. Patrick McMahon
❒ Terry W. Glasgow	❒ Gurvinder P. Singh
❒ James P. Allen	❒ Stephen L. Waechter
❒ John E. Lawler	❒ Daniel R. Young
❒ Paul V. Lombardi

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold as shown here ■

2.	PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2008.

❒ FOR	❒	AGAINST	❒	ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, in which Proposals 1 and 2 are fully explained.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE.

Signature:	Signature (if held jointly):	Date:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.